UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2025

Safehold Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas,
39th Floor
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SAFE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 25, 2025 (the “Closing Date”), Safehold GL Holdings LLC (the “Borrower”) entered into an unsecured term loan A agreement with JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions party thereto (the “Term Loan Credit Agreement”). Pursuant to the Term Loan Credit Agreement, Safehold Inc. (the “Company”) gave a guaranty pursuant to which it has absolutely and unconditionally guaranteed the payment and performance of the obligations of the Borrower under the Term Loan Credit Agreement as and when due and payable.

The Term Loan Credit Agreement provides for $400,000,000 of term loans (the “Term Loans”) for working capital and general corporate purposes with a maturity date of November 15, 2030, which includes two one-year extension options. The Term Loans were drawn in full on the Closing Date, and the Company utilized the proceeds to repay approximately $400 million of borrowings under its $2.0 billion revolving credit facility. The Term Loans do not amortize. The Term Loan Credit Agreement also includes an accordion feature to increase or add one or more tranches of term loans up to an aggregate amount of $600,000,000, subject to obtaining lender commitments and the satisfaction of certain customary conditions.

The Term Loan Credit Agreement provides that the Term Loans will bear interest, at the Borrower’s option, at the rate of (x) the SOFR term rate plus an applicable rate ranging from 0.850% to 1.650% depending on Borrower’s credit rating, (y) the SOFR daily simple rate plus an applicable margin ranging from 0.850% to 1.650% depending on the Borrower’s credit rating or (z) the base rate plus an applicable margin ranging from 0.000% to 0.650% depending on the Borrower’s credit rating.

The Company is required to comply with the following financial covenants under the Term Loan Credit Agreement:

•	Ratio of Consolidated EBITDA (as defined in the Term Loan Credit Agreement) to annualized fixed charges not less than 1.15:1.00;
•	Ratio of total unencumbered assets to total unsecured debt not less than 1.25:1.00; and
•	Ratio of Secured Debt (as defined in the Term Loan Credit Agreement) of the Borrower and its restricted subsidiaries (net of unrestricted cash and cash equivalents to the extent there is an equivalent amount of Secured Debt that matures within twenty-four months of such date of determination) to total asset value not to exceed 50%.

The Term Loan Credit Agreement contains customary affirmative and negative covenants that, among other things, limit the Borrower’s ability to (or permit certain subsidiaries to), subject to various exceptions and limitations, incur indebtedness and liens, make investments, pay dividends and enter into certain transactions. A breach of such covenants or any other event of default would entitle the administrative agent to accelerate the Borrower’s debt obligations.

The foregoing summary of the Term Loan Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On November 25, 2025, the Company issued a press release relating to the Term Loan Credit Agreement. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 7.01, including the attached exhibit, shall not be deemed “filed” for purposes of the Exchange Act, or otherwise subject to the liabilities of such section, nor shall such information or exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing by the Company with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

Exhibit 10.1*	Credit Agreement, dated as of November 25, 2025, among Safehold Inc., as guarantor, Safehold GL Holdings LLC, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions party thereto as lenders, arrangers and bookrunners.

Exhibit 99.1	Press Release dated November 25, 2025.

Exhibit 104	Cover Page Interactive File (the cover page tags are embedded with the Inline XBRL document)

* Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Safehold Inc.

By:	/s/ Brett Asnas
	Name:	Brett Asnas
	Title:	Chief Financial Officer

Date:	November 26, 2025